Exhibit 10.10

Certain portions of this exhibit, marked with [***], have been excluded from this exhibit because it is not material and would likely cause competitive harm to the Company if publicly disclosed.

August 28, 2020

Dylan Lissette

c/o Utz Quality Foods, LLC

900 High Street

Hanover PA 17331

Re:          Offer of Employment

Dear Dylan:

1.                   Defined Terms

Capitalized terms not otherwise defined in this Offer Letter (as defined below) shall have the meanings set forth on Appendix A attached hereto.

2.                   Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer (“CEO”) of Utz Brands, Inc., a Delaware corporation (“PubCo”), effective upon and following the consummation of the transactions (collectively, the “Transaction”) contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of June 5, 2020, by and among Collier Creek Holdings (“CCH”), a Cayman Islands exempted company, which shall domesticate as a Delaware corporation, Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), Series U of UM Partners, LLC, a series of a Delaware limited liability company, and Series R of UM Partners, LLC, a series of a Delaware limited liability company. Your employment will be subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution but the obligations under this Offer Letter are not effective until the consummation of the Transaction (with the date on which the Transaction is consummated, the “Closing Date”) and if the Business Combination Agreement terminates in accordance with Article XI of the Business Combination Agreement, then this Offer Letter will be null and void ab initio. The board of directors of PubCo (the “Board”) will take all such actions required for you to be appointed as CEO as of the Start Date (as defined below).

3.                   Duties, Authority and Responsibilities

In your capacity as CEO, you will have such duties, authorities and responsibilities as are (i) commensurate with such title (including managing the day-to-day business activities of PubCo and its subsidiaries subject to oversight by the Board), (ii) required of such position (including but not limited to such responsibilities as set forth in PubCo’s Bylaws) and (iii) assigned to you from time to time that are reasonably consistent with your position. You will report directly to the Board and will comply with PubCo’s written policies during your employment with PubCo. You agree to devote substantially all of your business time and attention to the performance of your duties; provided that following the Closing Date, (A) you will continue to serve as CEO of the Company and its subsidiaries; (B) you will be permitted to perform any role for any “Rice family owned” entity that is a non-operating entity and/or trust; (C) you shall not be precluded from engaging in civic, charitable or religious activities, (D) you shall not be precluded from serving on the board of directors of other companies that are not competitors to PubCo or its subsidiaries and that are approved by the Board, such approval not to be unreasonably withheld, provided however, that while you are CEO you will not serve on more than one other board of directors for any other company that is a public company (i.e., a company subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) and (E) you shall not be precluded from managing your and your family’s personal passive investments. Notwithstanding the foregoing, any outside activities must be in compliance with PubCo’s Code of Ethics, including approval procedures, and must not materially interfere with your duties as CEO.

4.                   Start Date

Your start date will be the first calendar day after the Closing Date (the “Start Date”).

5.                   Base Salary

In consideration of your services, you will be paid an initial base salary of $750,000 per year, subject to at least annual reviews for increases by the Compensation Committee of the Board (the “Committee”), payable in accordance with the standard payroll practices of PubCo. Your initial base salary and any such upward adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Offer Letter.

6.                   Annual Bonus Award

During your employment, you will be eligible to participate in PubCo’s annual bonus award plan, with terms and conditions as approved by the Committee, and as part of the same annual bonus award plan as other named executive officers of PubCo. Your target bonus opportunity will be 100% of your Base Salary, subject to annual review by the Committee, with a maximum bonus opportunity of 200% of your Base Salary. Your actual bonus payment will be based on performance as measured against goals approved annually by the Committee. For fiscal year 2020, your goals for your annual bonus award are set forth in PubCo’s summary annual bonus award plan for 2020 and your award thereunder, both of which have been approved by the Board of Directors or the Compensation Committee of CCH and are attached hereto as Exhibit A. For fiscal years 2021 and thereafter, your goals for your annual bonus award will be set forth in PubCo’s summary annual bonus award plan for such fiscal year and your award thereunder, each as adopted by the Committee after consultation with you.

7.                   PubCo’s 2020 Omnibus Equity Incentive Plan

During your employment with PubCo, you will be eligible to participate in PubCo’s 2020 Omnibus Equity Incentive Plan in the form attached hereto as Exhibit B, as mutually agreed upon by CCH and the Company pursuant to the Business Combination Agreement, approved by PubCo’s stockholders, and amended from time to time thereafter (the “OEIP”), and receive equity awards thereunder in the form as determined by the Committee, and subject to vesting and other conditions as set forth in the OEIP and the applicable award agreements.

You will receive an initial grant under the OEIP with an aggregate grant date fair value equal to $1,500,000, with 50% of the grant value to be awarded on the Start Date in the form of a stock option (the “Initial Option Grant”) exercisable for shares of PubCo’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”) The remaining 50% of the grant value will subsequently be awarded to you during calendar year 2020 in the form of performance share units (the “Initial PSU Grant”), subject to Pubco’s filing of a Registration Statement on Form S-8. The forms of Initial Option Grant and Initial PSU Grant have been approved by the Board of Directors or the Compensation Committee of CCH and are attached hereto as Exhibits C and D.

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8.                   Utz Quality Foods, LLC 2018 Long-Term Incentive Plan

On or around the Closing Date, the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (as amended, the “LTIP”) and your existing awards thereunder will be amended, as set forth in the Business Combination Agreement, to provide that your awards will be converted into restricted stock units that settle in shares of Class A Common Stock issued under the OEIP (the “Converted RSU Grant”) in accordance with the terms of the Converted RSU Grant in the form attached hereto as Exhibit E. Contingent upon the closing under the Business Combination Agreement, you hereby agree to consent to such amendment and to making such election for conversion. Following the Closing Date, you will retain your existing LTIP awards, as so amended, and remain eligible to vest in any unvested portion thereof. For clarity and the avoidance of doubt, Utz Quality Foods, LLC will make no new awards under the LTIP following the Closing Date.

9.                   Severance

Following the Start Date, you will participate in the Utz Brands, Inc. Executive Change in Control Severance Plan (the “Severance Plan”) attached hereto as Exhibit F, in accordance with its terms and conditions as in effect from time to time.

Except for the Severance Plan, after the Start Date you will no longer be eligible to participate in any other severance plans, programs, policies or practices of PubCo, the Company or their respective subsidiaries, including but not limited to the Utz Quality Foods, LLC Executive Officer Team Change in Control Severance Benefit Policy.

10.                 Other Benefits and Perquisites

Following the Start Date, you will also be eligible and/or continue to be eligible to participate in the employee benefit plans and programs (excluding severance) generally available to PubCo’s senior executives and consistent with such plans and programs of Utz Quality Foods, LLC as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. PubCo reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.

11.                 Withholding

All forms of compensation paid to you as an employee of PubCo shall be less all applicable withholdings.

12.                 At-will Employment

Your employment with PubCo will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Board may terminate your employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed on behalf of PubCo by an authorized officer of PubCo. Upon any termination of your employment with PubCo, you will immediately and without the need for any additional action be deemed to have resigned from all officer positions with PubCo, the Company, and each of their respective subsidiaries and as a member of the governing boards of the Company and its subsidiaries but not as a member of the Board.

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13.                 Governing Law, Disputes and Waiver of Jury Trial

This Offer Letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles, and any dispute between the parties will be resolved only in the courts of the State of Delaware or in the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. You and PubCo hereby waive, to the fullest extent permitted by law, any right to trial by jury resulting from any proceeding or cause of action brought to resolve any dispute between the parties arising out of, connected with, or related to your employment after the Closing Date with PubCo, the Company, or any of its subsidiaries, whether in contract, tort, equity or otherwise.

14.                 Representations

You represent that you are not party to any agreement that would limit your ability to discharge your duties to PubCo, the Company and their respective subsidiaries. As a condition of accepting this offer of employment, you agree to be subject to PubCo’s terms of employment which include restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions, all as set forth in the form of agreement as attached hereto as Exhibit G.

15.                 Section 409A

The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A and accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.

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If any payment, compensation or other benefit provided to you under this Offer Letter in connection with your “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten (10) business days following your death (the “New Payment Date”).  The aggregate of any payments and benefits that otherwise would have been paid and/or provided to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date.  Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Offer Letter.  Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, you shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and PubCo will pay you an amount equal to the amount of such premiums which otherwise would have been paid by PubCo during such period within five (5) business days following its conclusion.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Offer Letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All expenses or other reimbursements as provided herein shall be payable in accordance with PubCo’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred the expenses.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of PubCo.

If you wish to accept this position, please sign below and return this Offer Letter to me. This offer is open for you to accept until August 28, 2020, at which time it will be deemed to be withdrawn.

Sincerely,

COLLIER CREEK HOLDINGS

By:	/s/ Roger Deromedi
Name:	Roger Deromedi
Title:	Co-Executive Chairman
Date:	August 28, 2020

Acceptance of Offer

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by PubCo.

/s/ Dylan B. Lissette
Dylan B. Lissette

Date: August 28, 2020

[Signature Page to Dylan Lissette Offer Letter]

APPENDIX A
Certain Definitions

1.	“Bylaws” shall mean the bylaws of PubCo, as may be amended and/or restated from time to time.

2.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.	“Section 409A” shall mean Section 409A of the Code and the regulations and Internal Revenue Service notices thereunder.

Exhibit A

2020 Annual Bonus Award Plan

2020 Bonus Program for EOT Similar to2019; with a Progressive Scale consisting of three components: 1) Adjusted EBITDA: 2020’s 53 weektarget will be $120M paying at 100% to $132M paying at 200%. 30% 50% 2) GAAP Net Sales: 2020’s 53 weektarget will be $907M paying at 100% to paying at 200%. 50% 30% 3) IDP: Now 20% of Total Matrix for payout, vs 2019 at 10% and now includes the opportunity to earn up to 200% based on individual performance

Exhibit B

2020 Omnibus Equity Incentive Plan

Execution Version

UTZ BRANDS, INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN

1.                  Purpose; Eligibility.

1.1              General Purpose. The name of this plan is the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan. The purposes of the Plan are to (a) enable Utz Brands, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants, and Independent Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Independent Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

1.2              Eligible Award Recipients. The Persons eligible to receive Awards are the Employees, Consultants and Independent Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Independent Directors after the receipt of Awards.

1.3              Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards. Except with respect to the conversion of phantom units into Restricted Stock Units in accordance with the LTIP, following the Effective Date, no further equity compensation awards shall be granted pursuant to any Predecessor Plan (it being understood that outstanding awards under any Predecessor Plan will continue to be settled pursuant to the terms of such Predecessor Plan).

2.                  Definitions.

“Affiliate” means a parent or subsidiary corporation of the Company, as defined in Section 424 of the Code (substituting “Company” for “employer corporation”), any other entity that is a parent or subsidiary of the Company, including a parent or subsidiary which becomes such after the Effective Date of the Plan.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

“Cause” means:

(a)       With respect to any Employee or Consultant, unless the applicable Award Agreement provides otherwise, if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause (or any term of similar effect), the definition contained therein; or if no such agreement exists, or if such agreement does not define Cause (or any term of similar effect): (i) the commission of, or plea of guilty or no contest to, a felony or other crime involving dishonesty, moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company or an Affiliate; (ii) any acts, omissions or statements that are, or are reasonably likely to be, detrimental or damaging to the reputation, operations, prospects or business relations of the Company or an Affiliate; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate, or willful or repeated failure or refusal to substantially perform assigned duties; (iv) violation of state or federal securities laws; (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vi) any act of fraud, embezzlement, material misappropriation or dishonesty against the Company or an Affiliate; (vii) any material breach of a written agreement with the Company or an Affiliate, including, without limitation, a breach of any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement.

(b)       With respect to any Independent Director, unless the applicable Award Agreement provides otherwise, a determination by a majority of the disinterested Board members that the Independent Director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or negligence; (iii) false or fraudulent misrepresentation inducing the Independent Director’s appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means any of the following:

(a) A transaction or series of transactions (other than an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (d) below) whereby any Person (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities that are outstanding immediately after such acquisition; or

(b) During any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director during such period as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(c) The date that is ten (10) business days prior to the complete liquidation or dissolution of the Company; or

(d) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, more than 50% of the total combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no Person Beneficially Owns securities representing 50% or more of the total combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this clause (ii) as Beneficially Owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A Change in Control shall not be deemed to have occurred if the Sponsor, any Family Member or any of their respective Affiliates Beneficially Own or acquire more than 50% of the total combined voting power of the Company (or any successor to substantially all of the assets of the Company and its subsidiaries) or any direct or indirect parent company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or one or more subcommittees appointed by the Committee to administer the Plan in accordance with Section 3.3 and Section 3.4 or, if no such Compensation Committee or subcommittee thereof exists, or in its sole discretion, the Board.

“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Utz Brands, Inc., a Delaware corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services for the Company or an Affiliate, other than as an Employee or Independent Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Independent Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Independent Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to an Independent Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and any such decision shall be final, conclusive and binding on all parties.

“Deferred Stock Units” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.9 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 16.11.

“Effective Date” shall mean the later of (i) the date that the Company’s stockholders approve the Plan and (ii) August 28, 2020.

“Employee” means any Person, including an Officer or Director who is not an Independent Director employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as an Independent Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, (i) subject to clause (iii), the closing price as quoted on the New York Stock Exchange or on such other principal exchange or market on which the Common Stock is traded on such date of determination, or (ii) if the Common Stock was not traded on such date, then the immediately preceding date on which sales of shares of Common Stock have been so quoted or reported shall be used, or (iii) with respect to any Awards issued on the Effective Date, the closing price on the New York Stock Exchange of a share of Class A common stock of Collier Creek Holdings on the immediately preceding date on which shares of Common Stock were traded. If there should not be a public market for the Common Stock on such date, “Fair Market Value” shall be such value as determined by the Board in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code. Any such determination by the Board shall be final, conclusive, and binding on all parties.

“Family Member” means any of (a) Michael Rice, (b) the spouse and lineal descendants (whether natural or adopted) of Michael Rice, (c) any spouse of any lineal descendants of Michael Rice, (d) a trust solely for the benefit of any individuals described in the foregoing clauses (a) through (c), and (e) any entity in which the Persons described in the foregoing clauses (a) through (d) own more than 50% of the voting interests.

“Fiscal Year” means the Company’s fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Independent Director” means any member of the Board or any member of the board of directors of an Affiliate (or similar governing body of an Affiliate that is not a corporation) who is not an Employee or Consultant.

“LTIP” means the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan, a sub-plan to this Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a Person to whom an Option is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible Person to whom an Award is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Award.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (a) terms relative to a peer group or index; (b) basic, diluted, or adjusted earnings per share; (c) sales or revenue;(d) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (e) cash available for distribution; (f) basic or adjusted net income; (g) returns on equity, assets, capital, revenue or similar measure; (h) level and growth of dividends; (i) the price or increase in price of Common Stock; (j) total shareholder return; (k) total assets;(l) growth in assets, new originations of assets, or financing of assets; (m) equity market capitalization; (n) reduction or other quantifiable goal with respect to general and/or specific expenses; (o) equity capital raised; (p) mergers, acquisitions, increase in enterprise value of Affiliates, subsidiaries, divisions or business units or sales of assets of Affiliates, subsidiaries, divisions or business units or sales of assets; and (q) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon Performance Criteria determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any Person sharing the Participant’s household (other than a tenant or employee) in each case as approved by the Committee, a trust in which these Persons have more than 50% of the beneficial interest, a foundation in which these Persons (or the Participant) control the management of assets, and any other entity in which these Persons (or the Participant) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Plan” means this Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Predecessor Plan” means any of the plans maintained by the Company or any of its Affiliates under which equity or equity-based awards were granted, including the LTIP.

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Collier Creek Partners, LLC, a Delaware limited liability company.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.6.

“Ten Percent Stockholder” means a Person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3.                  Administration.

3.1              Authority of Committee. The Plan shall be administered by the Committee, or in the Board’s sole discretion, by the Board. The Board may revoke such delegation to the Committee at any time and revest in the Board the administration of the Plan. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)               to construe and interpret the Plan and apply its provisions;

(b)               to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)               to authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)               to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)               to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)                from time to time to select, subject to the limitations set forth in the Plan, those eligible Award recipients to whom Awards shall be granted;

(g)               to determine the number of shares of Common Stock to be made subject to each Award;

(h)               to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)                 to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)                 to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k)               to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(l)                 to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m)             to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n)               to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(o)               to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan; and

(p)               to impose a “blackout” or other periods during which Awards may not be exercised or settled.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing or a cash buyout of underwater Options or Stock Appreciation Rights, stockholder approval shall be required before the repricing is effective.

3.2              Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3              Delegation. The Committee may delegate administration of the Plan to a subcommittee or subcommittees of one or more members of the Board, and the term “Committee” shall apply to any Person or Persons to whom such authority has been delegated, subject, however, to Applicable Law and to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Any such delegation may be revoked by the Committee at any time.

3.4              Committee Composition. To the extent the Board desires to comply with the exemption requirements of Rule 16b-3 (if the Board is not acting as the Committee under the Plan), with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors, or one or more officers of the Company or any of its subsidiaries, the authority to grant Awards to eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a Committee that does not at all times consist solely of two or more Non-Employee Directors.

3.5              Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such Person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.                  Shares Subject to the Plan.

4.1              Subject to adjustment in accordance with Section 14, no more than 9,500,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2              Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3              Subject to adjustment in accordance with Section 14, no more than 9,500,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4              The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Director, together with any cash fees paid to such Director during the Fiscal Year shall not exceed a total value of $500,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). Notwithstanding the foregoing, the Board may provide, in its discretion, for exceptions to this limit for a Non-Employee Director, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.5              Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, cash-settled or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Shares subject to an Award under the Plan shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.6              Awards: (i) may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, and (ii) shall be granted in the form of restricted stock units under the LTIP for all LTIP participants who elect to convert their LTIP benefit into Restricted Stock Units (collectively, the “Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, converted awards of Restricted Stock Units under the LTIP and available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Reserve.

4.7              Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights.

5.                  Eligibility.

5.1              Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Independent Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Independent Directors following the Grant Date.

5.2              Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.                  Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in Section 5 and this Section 6, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1              Term. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2              Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3              Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option, as determined by the Committee using one of the methods permitted by Treasury Regulation Section 1.409A-1(b)(5)(iv)(A). Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4              Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by Applicable Laws, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director who is not an Independent Director or by an Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under the Plan.

6.5              Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6              Vesting of Options. Stock Options granted under the Plan shall be subject to such restrictions and limitations described in the Award Agreement as the Committee may impose in its discretion, including vesting conditions, restrictions on exercise, and forfeiture provisions. In its discretion, the Committee may provide in the Award Agreement that some or all of such restrictions shall lapse upon (a) the Participant’s continued employment with the Company or an Affiliate for a specified period of time, (b) the occurrence of any one or more other events or the satisfaction of any one or more other conditions, as specified by the Committee, including satisfaction of performance criteria, a termination of Continuous Services under certain circumstances (such as death or Disability), or a Change in Control, or (c) a combination of any of the foregoing. In its discretion, the Committee shall have the authority to accelerate the vesting of a Stock Option at any time, in whole or in part, or otherwise waive or modify any such restrictions.

6.7              Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.8              Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.9              Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within the period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.10          Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent that the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by a Person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11          Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.                  Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1              Grant Requirements for Related Rights.  Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2              Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.3              Vesting. Stock Appreciation Rights under the Plan shall be subject to such restrictions and limitations set forth in the Award Agreement as the Committee may impose in its discretion, including vesting conditions and forfeiture provisions. In its discretion, the Committee may provide in the Award Agreement that some or all of such restrictions shall lapse upon (a) the Participant’s continued employment with the Company or an Affiliate for a specified period of time, (b) the occurrence of any one or more other events or the satisfaction of any one or more other conditions, as specified by the Committee, including satisfaction of performance criteria, a termination of Continuous Services under certain circumstances (such as death or Disability), or a Change in Control, or (c) a combination of any of the foregoing. In its discretion, the Committee shall have the authority to accelerate the vesting of a Stock Appreciation Right at any time, in whole or in part, or otherwise waive or modify any such restrictions.

7.4              Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.5              Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.6              Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8.                  Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement.

8.1              Restricted Stock and Restricted Stock Units.

(a)               Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(b)               The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”).

(c)               Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.2              Restrictions.

(a)               Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b)               Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)               The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.3              Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

8.4              Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(c) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

8.5              Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.                  Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

9.1              Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10.              Other Equity-Based Awards and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be set forth in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

11.              Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

12.              Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

13.              Miscellaneous.

13.1          Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.2          Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.

13.3          No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

13.4          Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

13.5          Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

13.6          Permitted Transfers. Awards (other than Incentive Stock Options) may, in the sole discretion of the Committee, be transferable to a Permitted Transferee upon written approval by the Committee. Any such permitted transfer of Awards shall be for zero consideration.

14.              Adjustments.

14.1          Adjustments Upon Changes in Stock. In the event of any changes in the outstanding Common Stock or in the capital structure of the Company by reason of any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company or other relevant change in capitalization (any of the foregoing, an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (i) the Total Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan; and (iii) the terms of any outstanding Award, including, without limitation, (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (B) the exercise price with respect to any Award; or (C) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

14.2          Adjustment Upon a Change in Control. Except as may otherwise be provided in an Award Agreement, in connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:

(a)               substitution or assumption of Awards (or awards of an acquiring company);

(b)               acceleration of the exercisability of an Award, lapse of restrictions on an Award, or alteration of the period of time for Participants to exercise outstanding Awards prior to the occurrence of a Change in Control (which shall be a period of at least ten days); and

(c)               subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards of the value of such Awards, if any, as shall be determined by the Committee as follows:

(i)                 in the case of an outstanding Option or Stock Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or Stock Appreciation Right over the aggregate exercise price of such Option or Stock Appreciation Right (it being understood that, in such event, any Option or Stock Appreciation Right having a per share exercise price specified in the Award Agreement that is equal to, or in excess of the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or

(ii)              in the case of Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Awards or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the same vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Awards or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof, with Performance Goals with respect to each outstanding Performance Period, if any, that are applicable to such Awards deemed to be achieved at the greater of 100% of the applicable “target” performance levels and the performance levels actually achieved as of the date of such event, as determined by the Committee.

Payments to holders pursuant to clause (c) above shall be made in cash or, in the sole discretion of the Committee, in the form of shares of Common Stock, or such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the Change in Control if the Participant had been, immediately prior to such Change in Control, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable exercise price).

14.3          Other Requirements. Prior to any payment or adjustment contemplated under this Section 14, the Committee may require a Participant to (a) represent and warrant as to the unencumbered title to the Participant’s Awards; (b) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

14.4          Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 14 shall be final, conclusive and binding for all purposes.

15.              Amendment of the Plan and Awards.

15.1          Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

15.2          Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

15.3          Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Independent Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

15.4          No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.5          Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16.              General Provisions.

16.1          Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2          Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in connection with the following: (a) any material noncompliance with any financial reporting requirement under the securities Laws that requires the Company to file a restatement of its financial statements; (b) any action by a Participant that constitutes Cause; and (c) any Company policies that may be adopted and/or modified from time to time. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Plan. By accepting an Award, the Participant is agreeing to be bound by this Section 16.2, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with Applicable Law).

16.3          Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.4          Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

16.5          Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

16.6          Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

16.7          Delivery. Upon exercise of a right granted under the Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days shall be considered a reasonable period of time.

16.8          No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan, including pursuant to any adjustment under Section 14. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.9          Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

16.10      Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.11      Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

16.12      Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.12, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

16.13      Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

16.14      Expenses. The costs of administering the Plan shall be paid by the Company.

16.15      Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.16      Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.17      Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17.              Effective Date of Plan. The Plan shall become effective as of the Effective Date.

18.              Termination or Suspension of the Plan. The Plan shall terminate automatically on August 28, 2030. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

19.              Choice of Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from the Plan (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of the Plan, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

As adopted by the Board of Directors of Utz Brands, Inc. on June 4, 2020.

As approved by the stockholders of Utz Brands, Inc. on August 27, 2020.

Exhibit C

Form of Initial Option Grant

Exhibit C

Stock Option Agreement

This Stock Option Agreement (this “Agreement”) is made and entered into as of August 29, 2020 by and between Utz Brands, Inc., a Delaware corporation (the “Company”) and Dylan B. Lissette (the “Participant”).

Grant Date:

Exercise Price per Share:

Number of Option Shares:

Expiration Date:

1.             Grant of Option.

1.1              Grant; Type of Option. The Company hereby grants to the Participant an option (the “Option”) to purchase the total number of shares of Common Stock of the Company equal to the number of Option Shares set forth above, at the Exercise Price set forth above. The Option is being granted pursuant to the terms of the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, as then amended (the “Plan”). The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

1.2              Consideration; Subject to Plan. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

2.             Exercise Period; Vesting.

2.1              Vesting Schedule. The Option will become vested and exercisable with respect to 50% of the total number of Option Shares on December 31, 2022, and with respect to an additional 50% of the total number of Option Shares on December 31, 2023. The unvested portion of the Option will not be exercisable after the Participant’s termination of Continuous Service.

2.2              Expiration. The Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

3.             Termination of Continuous Service.

3.1              Termination for Reasons Other Than Cause, Death, Disability. If the Participant’s Continuous Service is terminated for any reason other than Cause, death or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three months following the termination of the Participant’s Continuous Service or (b) the Expiration Date.

3.2              Termination for Cause. If the Participant’s Continuous Service is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

3.3              Termination due to Disability. If the Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date 12 months following the Participant’s termination of Continuous Service or (b) the Expiration Date.

3.4              Termination due to Death. If the Participant’s Continuous Service terminates as a result of the Participant’s death, the vested portion of the Option may be exercised by the Participant’s estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by the Person designated to exercise the Option upon the Participant’s death, but only within the time period ending on the earlier of: (a) the date 12 months following the Participant’s termination of Continuous Service or (b) the Expiration Date.

3.5              Extension of Termination Date. If following the Participant’s termination of Continuous Service for any reason the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements.

4.             Manner of Exercise.

4.1              Election to Exercise. To exercise the portion of the Option which is vested and exercisable, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver written notice of exercise in a form and in accordance with procedures approved by the Committee or the Board in accordance with Section 3 of the Plan, and the notice of exercise shall be accompanied by payment of the Exercise Price.

4.2              Payment of Exercise Price. The entire Exercise Price of the Option shall be payable, to the extent permitted by Applicable Laws, as follows: (a) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (b) by delivery of outstanding shares of Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price payable with respect to the Option’s exercise, (c) by means of any cashless exercise procedures established with a broker and approved by the Committee and as may be in effect on the date of exercise, (d) by any combination of the foregoing, in each case in accordance with the terms and conditions of the Plan or (e) in any other form of legal consideration that may be acceptable to the Committee or the Board as the administrator of the Plan in accordance with Section 3 thereof.

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4.3              Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Option, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means, or by a combination of such means, to the extent permitted by Applicable Laws:

(a)                 tendering a cash payment;

(b)               authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Option; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law;

(c)               delivery of a properly executed notice of exercise together with irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Company the amount of proceeds required to pay the Exercise Price; or

(d)               delivering to the Company previously owned and unencumbered shares of Common Stock.

The Company has the right to withhold from any compensation paid to a Participant.

4.4              Issuance of Shares. Provided that the notice of exercise and payment are in form and substance satisfactory to the Committee or the Board in accordance with Section 3 of the Plan, the Company shall issue the shares of Common Stock registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

5.             No Right to Continued Service; No Rights as Stockholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s Continuous Service at any time, with or without Cause. The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock subject to the Option unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

6.             Transferability. The Option may be transferred to a Permitted Transferee upon written approval by the Committee.

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7.             Change in Control.

7.1              Acceleration of Vesting. In the event the Participant’s Continuous Service is terminated by the Company without Cause (other than due to the Participant’s death or Disability) or by the Participant for Good Reason (as defined in the Utz Brands, Inc. Executive Change in Control Severance Plan), in each case within two (2) years following a Change in Control, then, notwithstanding any provision of the Plan or this Agreement to the contrary, the Option shall become immediately vested and exercisable with respect to 100% of the shares subject to the Option. To the extent practicable, such acceleration of vesting and exercisability shall occur in a manner and at a time which allows the Participant the ability to participate in the Change in Control with respect to the shares of Common Stock received.

7.2              Cash-out. In the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days’ advance notice to the Participant, cancel the Option and pay to the Participant the value of the Option in accordance with the Plan. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the Option equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

8.             Adjustments. The shares of Common Stock subject to the Option may be adjusted or terminated in any manner as contemplated by Section 14 of the Plan.

9.             Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Participant’s liability for Tax-Related Items.

10.         Restrictive Covenants.

10.1          Non-Disclosure of Confidential Information.

(a)               The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company and any of its subsidiaries (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by the Participant from third parties in connection with the Participant’s employment by any of the Companies subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of Participant’s violation of this Agreement; (b) is or becomes generally available within the relevant business or industry other than as a result of Participant’s violation of this Agreement; or (c) is or becomes available to Participant on a non-confidential basis from a source other than the Companies, which source is not known by Participant, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Companies.

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(b)               The Participant acknowledges and agrees that all Confidential Information known or obtained by the Participant, whether before or after the Grant Date and regardless of whether the Participant participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform the Participant’s services while an employee of the Company, the Participant agrees that the Participant will not, during or after the Participant’s employment with any of the Companies, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by the Participant under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, the Participant shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

10.2          Assignment of Inventions.

(a)               The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any of the Companies’ resources and/or within the scope of the Participant’s duties to the Companies or that relate to the business, operations or actual or demonstrably anticipated research or development of the Companies, and that are made or conceived by the Participant, solely or jointly with others, during the Participant’s employment by any of the Companies; or (ii) suggested by any work that the Participant performs in connection with any of the Companies, either while performing the Participant’s duties to the Companies or on the Participant’s own time, will belong exclusively to the Companies (or their designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Companies, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Companies. The Records are the sole and exclusive property of the Companies, and the Participant will surrender them upon termination of employment, or upon any of the Companies’ request. The Participant irrevocably conveys, transfers and assigns to the Companies the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Participant’s employment by any of the Companies, together with the right to file, in the Participant’s name or in the name of any of the Companies (or their designees), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to employment by or service to any of the Companies, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by any of the Companies to perfect, record, enforce, protect, patent or register the Companies’ rights in the Inventions, all without additional compensation to the Participant from the Companies. The Participant will also execute assignments to the Companies (or their designees) of the Applications, and give the Companies and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Companies’ benefit.

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(b)               In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Companies, and the Participant agrees that the Companies are the sole owners of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Companies, the Participant hereby irrevocably conveys, transfers and assigns to the Companies all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Companies that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to any of the Companies.

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10.3          Return of Companies’ Property and Companies’ Information. The Participant agrees to return, promptly following the termination of the Participant’s employment with any of the Companies, or earlier if directed by any of the Companies, any and all of the Companies’ property in the Participant’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to any of the Companies’ operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in the Participant’s possession (including on any personal computer).

10.4          Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit the Participant from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that the Participant uses the Participant’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. The Participant does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, the Participant has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

10.5          In consideration of the Option, the Participant agrees and covenants not to:

(a)               During the entire period of the Participant’s employment with any of the Companies and for the longer of (A) the Restriction Period (as defined in the Utz Brands, Inc. Executive Change in Control Severance Plan) applicable to the Participant, if any, and (B) a period of six (6) months following the termination of the Participant’s employment for any reason, the Participant shall not, directly or indirectly, for the Participant’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Companies) anywhere in any state of the United States or the District of Columbia:

(i)                 own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit the Participant’s name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 10.5(a)(i) for the Participant to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

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(ii)              contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of the Participant’s employment with the Companies, a customer, supplier or agent of any of the Companies or with which any of the Companies or the Participant had contact during the Participant’s employment with any of the Companies, to terminate their relationship with any of the Companies, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between any of the Companies and such customers, suppliers or agents; or

(iii)            hire any Person who is or was, within the one-year period prior to termination of the Participant’s employment with any of the Companies, an employee of any of the Companies; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of the Participant’s employment with the Companies, an employee of any of the Companies for the purpose of seeking to have such Person terminate his or her employment or engagement with any of the Companies.

(b)               The Participant will not, at any time, make any statement that is intended to disparage (i) any of the Companies or any of their businesses, products, services, directors or officers or (ii) Michael Rice, the spouse and lineal descendants (whether natural or adopted) of Michael Rice or any spouse of any lineal descendants of Michael Rice.

10.6          Acknowledgments by the Participant. The Participant acknowledges and agrees that: (a) the Participant has occupied or will occupy a position of trust and confidence with the Companies and has or will become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and immeasurable value to the Companies; (c) the Company has required that the Participant make the covenants set forth in this Section 10 as a condition to the execution by the Company of this Agreement; (d) the provisions of this Section 10 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Companies, and will not, individually or in the aggregate, prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by such provisions; (e) the scope of the business of the Companies is independent of location (such that it is not practical to limit the restrictions contained in this Section 10 to a specified county, city or part thereof); (f) the Companies would be irreparably damaged if the Participant were to breach the covenants set forth in this Section 10; and (g) the potential benefits to the Participant available under this Agreement are sufficient to compensate the Participant fully and adequately for agreeing to the terms and restrictions of this Agreement.

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10.7          If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

10.8          If the Committee determines in good faith that the Participant has breached or threatened to breach any of the covenants contained in this Section 10:

(a)               any unvested or vested but unexercised portion of the Option shall be immediately forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan, and the Participant shall deliver to the Company (or take all steps necessary to effectuate the delivery of), no later than five (5) days following such determination, any shares of Common Stock issued upon the exercise of the Participant’s Option and any proceeds resulting from the sale or other disposition (including to the Company) of shares of Common Stock issued upon exercise of the Participant’s Option; and

(b)               the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Each of the Companies not party to this Agreement is intended to be third-party beneficiaries of the provisions of this Section 10, and such provisions may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to each such entity hereunder.

11.         Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred pursuant to this Option unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12.         Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a business day and, if otherwise, on the next business day, (b) one (1) business day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12, notices, demands and other communications shall be sent to the addresses indicated below:

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If to the Company:

If to the Participant:

13.         Governing Law Jurisdiction; Costs. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Participant hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum. The Participant will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by the Participant of any covenants contained in this Agreement if (i) the Participant challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

14.         Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

15.         Options Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.         Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Company and its successors and assigns. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

17.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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18.         Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company.

19.         Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent. The failure of the Company or Committee to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

20.         Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

21.         No Impact on Other Benefits. The value of the Participant’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22.         Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). The Participant acknowledges, understands and agrees that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.

23.         Counterparts. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

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24.         Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such exercise or disposition.

25.         Complete Agreement. This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

26.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

UTZ BRANDS, INC.

By:
Name: Roger Deromedi
Title: Chairman

DYLAN B. LISSETTE

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Exhibit D

Form of Initial PSU Grant

Exhibit D

Performance Share Unit Agreement

This Performance Share Unit Award Agreement (this “Agreement”) is made and entered into as of (the “Grant Date”) by and between Utz Brands, Inc., a Delaware corporation (the “Company”) and Dylan B. Lissette (the “Participant”).

1.          Grant of Performance Share Units.

1.1           Grant. The Company hereby grants to the Participant an Award for a target number of Performance Share Units (“PSUs”, and such award, the “Target Award”). The PSUs are being granted pursuant to the terms of the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, as then amended (the “Plan”). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Participant actually earns for the applicable Performance Period (up to a maximum of                     1 in aggregate) will be determined by the level of achievement of the Performance Goal(s) in accordance with Exhibit A attached hereto.

1.2           Consideration; Subject to Plan. The grant of the PSUs is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

2.          Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on the Grant Date, and (a) ending on December 31, 2022 for 50% of the PSUs and (b) ending on December 31, 2023 for the remaining 50% of the PSUs, as applicable.

3.          Performance Goals.

3.1           The number of PSUs earned by the Participant for a Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goal(s) in accordance with Exhibit A. All determinations of whether Performance Goal(s) have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

3.2           Promptly following completion of a Performance Period (and no later than thirty (30) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved, and (b) the number of PSUs that the Participant shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Participant, and on all other Persons, to the maximum extent permitted by law.

1 NTD: To be 200% of Target Award.

4.          Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the last day of the applicable Performance Period subject to (a) the achievement of the minimum threshold Performance Goal(s) for payout set forth in Exhibit A attached hereto, and (b) the Participant’s Continuous Service from the Grant Date through the last day of the applicable Performance Period. The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goal(s) set forth in Exhibit A attached hereto and shall be rounded to the nearest whole PSU.

5.          Termination of Continuous Service.

5.1          Except as otherwise expressly provided in this Agreement, if the Participant’s Continuous Service terminates for any reason at any time before all of his or her PSUs have vested, the Participant’s unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.

5.2           Notwithstanding Section 5.1, if the Participant’s Continuous Service terminates during a Performance Period as a result of the Participant’s death, Disability or termination by the Company without Cause, the target number of PSUs granted hereunder shall be prorated and then remain eligible to vest in accordance with Section 4 subject to achievement of the Performance Goal(s) as if the Participant’s Continuous Service had not terminated, with such pro ration based on the number of days in the Performance Period prior to the Termination Date relative to the number of the days in the full Performance Period.

6.          Effect of a Change in Control. Notwithstanding anything to the contrary, if there is a Change in Control during a Performance Period, then on the effective date of the Change in Control, the applicable Performance Period shall be deemed to have ended as of such date and the Committee shall determine the number of PSUs that performance vest as of such date based on the level of achievement of the Performance Goal(s) as of such date, with the price paid per share of Common Stock in connection with such Change in Control deemed to be the Ending Price. Following the Change in Control, the PSUs will continue to time vest and become nonforfeitable on the last day of the original Performance Period subject only to the Participant’s Continuous Service through the last day of such original Performance Period; provided that, the PSUs shall immediately vest in the event the Participant’s Continuous Service is terminated by the Company without Cause (other than due to the Participant’s death or Disability) or by the Participant for Good Reason (as defined in the Utz Brands, Inc. Executive Change in Control Severance Plan), in each case, within two (2) years following a Change in Control.

7.          Payment of PSUs. Payment in respect of the PSUs earned for a Performance Period shall be made in shares of Common Stock and shall be issued to the Participant as soon as practicable following the vesting date and in any event within sixty (60) days following the vesting date. The Company shall (a) issue and deliver to the Participant the number of shares of Common Stock equal to the number of vested PSUs, and (b) enter the Participant’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to the Participant.

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8.          Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.

9.          Rights as Stockholder; Dividend Equivalents.

9.1           The Participant shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights.

9.2           As of any date that the Company pays an ordinary cash dividend on its shares of Common Stock, the Participant will be credited by the Company with a Dividend Equivalent, which entitles the Participant to a dividend equivalent payment equal to the amount of such dividends per share of Common Stock subject to the number of PSUs held by Participant under this Agreement, which Dividend Equivalent shall be paid in cash (or if elected by the Committee in its sole discretion, in shares of Common Stock having a Fair Market Value as of the settlement date equal to the amount of such dividends), at the same time as the underlying PSUs are settled following vesting of such PSUs. Any such Dividend Equivalents shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the PSUs to which they relate; provided that, the Dividend Equivalents will vest at the same percentage (not to exceed 100%) that the related PSUs vest. For the sake of clarity, if the related PSUs vest (A) at 50% of target, 50% of the Dividend Equivalents credited with respect to such PSUs will vest, or (B) at 200% of target, 100% of the Dividend Equivalents credited with respect to such PSUs will vest. No Dividend Equivalents shall be granted with respect to any PSUs which, as of the record date, have either been paid or terminated.

9.3           Upon and following the vesting of the PSUs and the issuance of shares, the Participant shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting and dividend rights).

10.        No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s Continuous Service at any time, with or without Cause.

11.        Adjustments. The PSUs shall be adjusted or terminated in any manner as contemplated by Section 14 of the Plan.

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12.        Tax Liability and Withholding.

12.1         The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means, to the extent permitted by Applicable Laws:

(a)             tendering a cash payment;

(b)            authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the settlement of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law;

(c)             delivery of a properly executed notice of settlement together with irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Company the required tax withholding amount; or

(d)            delivering to the Company previously owned and unencumbered shares of Common Stock.

The Company has the right to withhold from any compensation paid to a Participant.

12.2         Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the PSUs or the subsequent sale of any shares; and (b) does not commit to structure the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

13.        Restrictive Covenants.

13.1         Non-Disclosure of Confidential Information.

(a)            The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company and any of its subsidiaries (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by the Participant from third parties in connection with the Participant’s employment by any of the Companies subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of the Participant’s violation of this Agreement; (b) is or becomes generally available within the relevant business or industry other than as a result of the Participant’s violation of this Agreement; or (c) is or becomes available to the Participant on a non-confidential basis from a source other than the Companies, which source is not known by the Participant, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Companies.

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(b)            The Participant acknowledges and agrees that all Confidential Information known or obtained by the Participant, whether before or after the Grant Date and regardless of whether the Participant participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform the Participant’s services while an employee of the Company, the Participant agrees that the Participant will not, during or after the Participant’s employment with any of the Companies, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by the Participant under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, the Participant shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

13.2             Assignment of Inventions.

(a)             The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any of the Companies’ resources and/or within the scope of the Participant’s duties to the Companies or that relate to the business, operations or actual or demonstrably anticipated research or development of the Companies, and that are made or conceived by the Participant, solely or jointly with others, during the Participant’s employment by any of the Companies; or (ii) suggested by any work that the Participant performs in connection with any of the Companies, either while performing the Participant’s duties to the Companies or on the Participant’s own time, will belong exclusively to the Companies (or their designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Companies, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Companies. The Records are the sole and exclusive property of the Companies, and the Participant will surrender them upon termination of employment, or upon any of the Companies’ request. The Participant irrevocably conveys, transfers and assigns to the Companies the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Participant’s employment by any of the Companies, together with the right to file, in the Participant’s name or in the name of any of the Companies (or their designees), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to employment by or service to any of the Companies, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by any of the Companies to perfect, record, enforce, protect, patent or register the Companies’ rights in the Inventions, all without additional compensation to the Participant from the Companies. The Participant will also execute assignments to the Companies (or their designees) of the Applications, and give the Companies and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Companies’ benefit.

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(b)            In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Companies, and the Participant agrees that the Companies are the sole owners of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Companies, the Participant hereby irrevocably conveys, transfers and assigns to the Companies all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Companies that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to any of the Companies.

13.3         Return of Companies’ Property and Companies’ Information. The Participant agrees to return, promptly following the termination of the Participant’s employment with any of the Companies, or earlier if directed by any of the Companies, any and all of the Companies’ property in the Participant’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to any of the Companies’ operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in the Participant’s possession (including on any personal computer).

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13.4         Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit the Participant from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that the Participant uses the Participant’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. The Participant does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, the Participant has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

13.5         In consideration of the PSUs, the Participant agrees and covenants not to:

(a)             During the entire period of the Participant’s employment with any of the Companies and for the longer of (A) the Restriction Period (as defined in the Utz Brands, Inc. Executive Change in Control Severance Plan) applicable to the Participant, if any, and (B) a period of six (6) months following the termination of the Participant’s employment for any reason, the Participant shall not, directly or indirectly, for the Participant’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Companies) anywhere in any state of the United States or the District of Columbia:

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(i)            own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit the Participant’s name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 13.5(a)(i) for the Participant to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(ii)           contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of the Participant’s employment with the Companies, a customer, supplier or agent of any of the Companies or with which any of the Companies or the Participant had contact during the Participant’s employment with any of the Companies, to terminate their relationship with any of the Companies, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between any of the Companies and such customers, suppliers or agents; or

(iii)          hire any Person who is or was, within the one-year period prior to termination of the Participant’s employment with any of the Companies, an employee of any of the Companies; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of the Participant’s employment with the Companies, an employee of any of the Companies for the purpose of seeking to have such Person terminate his or her employment or engagement with any of the Companies.

(b)            The Participant will not, at any time, make any statement that is intended to disparage (i) any of the Companies or any of their respective businesses, products, services, directors or officers or (ii) Michael Rice, the spouse and lineal descendants (whether natural or adopted) of Michael Rice or any spouse of any lineal descendants of Michael Rice.

13.6         Acknowledgments by the Participant. The Participant acknowledges and agrees that: (a) the Participant has occupied or will occupy a position of trust and confidence with the Companies and has or will become familiar with Confidential Information (b) the Confidential Information is of unique, very substantial and immeasurable value to the Companies; (c) the Company has required that the Participant make the covenants set forth in this Section 13 as a condition to the execution by the Company of this Agreement; (d) the provisions of this Section 13 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Companies, and will not, individually or in the aggregate, prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by such provisions; (e) the scope of the business of the Companies is independent of location (such that it is not practical to limit the restrictions contained in this Section 13 to a specified county, city or part thereof); (f) the Companies would be irreparably damaged if the Participant were to breach the covenants set forth in this Section 13; and (g) the potential benefits to the Participant available under this Agreement are sufficient to compensate the Participant fully and adequately for agreeing to the terms and restrictions of this Agreement.

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13.7         If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

13.8         If the Committee determines in good faith that the Participant has breached or threatened to breach any of the covenants contained in this Section 13:

(a)            any unvested or vested but unsettled PSUs shall be immediately forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan, and the Participant shall deliver to the Company (or take all steps necessary to effectuate the delivery of), no later than five (5) days following such determination, any shares of Common Stock issued upon the settlement of the Participant’s PSUs and any proceeds resulting from the sale or other disposition (including to the Company) of shares of Common Stock issued upon settlement of the Participant’s PSUs; and

(b)            the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Each of the Companies not party to this Agreement is intended to be third-party beneficiaries of the provisions of this Section 13, and such provisions may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to each such entity hereunder.

14.        Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

15.        Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a business day and, if otherwise, on the next business day, (b) one (1) business day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 15, notices, demands and other communications shall be sent to the addresses indicated below:

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If to the Company:

If to the Participant:

16.        Governing Law; Jurisdiction; Costs. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Participant hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum. The Participant will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by the Participant of any covenants contained in this Agreement if (i) the Participant challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

17.        Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

18.        PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19.        Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Company and its successors and assigns. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

20.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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21.        Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

22.        Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent. The failure of the Company or Committee to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

23.        Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

24.        No Impact on Other Benefits. The value of the Participant’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

25.        Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). The Participant acknowledges, understands and agrees that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.

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26.        Counterparts. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

27.        Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

28.        Complete Agreement. This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

29.        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

UTZ BRANDS, INC.

By:
Name: Roger Deromedi
Title: Chairman of the Board

DYLAN B. LISSETTE

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Exhibit E

Form of Converted RSU Grant

Utz Quality Foods, LLC

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into by and between Utz Brands, Inc., a Delaware corporation (the “Company”), and Dylan B. Lissette (the “Participant”).

WHEREAS, Utz Quality Foods, LLC, an indirect wholly owned subsidiary of the Company (“Utz”), previously issued 37.50 Phantom Units to Participant under the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (the “2018 LTIP”) pursuant to one or more Phantom Unit Award Agreements (the “Prior Agreement”);

WHEREAS, in connection with and contingent upon the occurrence of the closing under the Business Combination Agreement by and among the Company (formerly known as Collier Creek Holdings), Utz Brands Holdings, LLC (the parent company of Utz), Series U of UM Partners, LLC and Series R of UM Partners, LLC (the “Business Combination”), Utz amended and restated the 2018 LTIP into the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan (the “Plan”) which constitutes a sub-plan under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan and provided each participant in the 2018 LTIP the opportunity to elect to convert his or her Phantom Units into Restricted Stock Units under the terms of the Plan;

WHEREAS, the Participant previously elected, contingent on the closing of the Business Combination, to convert his or her Phantom Units into Restricted Stock Units, and pursuant to that election has agreed to sign an award agreement with similar provisions to the Prior Agreement;

WHEREAS, a copy of the Plan has been furnished to the Participant and shall be deemed a part of this Agreement, as if fully set forth herein, and the terms capitalized but not defined herein shall have the meanings set forth in the Plan;

WHEREAS, the Participant and the Company desire to formally document in this Agreement the Restricted Stock Units issued upon the conversion of the Phantom Units and to terminate the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties, intending to be legally bound agree as follows:

1.            Number of Restricted Stock Units. Subject to the conditions set forth below and in the Plan, the Company hereby awards to the Participant, as a matter of separate inducement but not in lieu of any salary or other compensation for the Participant’s services for the Company, 119,454 Restricted Stock Unit(s) (the “Award”) representing the number of Restricted Stock Units to which the Participant’s Phantom Units converted. The Participant agrees that the Prior Agreement is hereby terminated and of no further force or effect.

2.             Vesting.

2.1           Vesting Schedule. Except as otherwise provided in this Section 2, the Award is credited to the Participant’s Account and is 100% vested under the terms of the Plan.

2.2           Forfeitures. Notwithstanding any other provision contained herein, the Participant’s Account shall be forfeited (including any amount that is or otherwise would be vested) upon the earliest to occur of (i) the Participant’s employment is terminated by the Company for Cause or voluntarily by the Participant without the Company’s written consent other than for Good Reason; (ii) the Participant violates any of the provisions of Section 5.1 or Section 5.2; (iii) the Participant would be in violation of any of the provisions of Section 5.2(a) if such provisions terminated thirty-six (36) months (rather than twelve (12) months) following the termination of the Participant’s employment for any reason; or (iv) as otherwise provided in the Plan with respect to the forfeiture of Restricted Stock Units.

3.                  Payment of Account.

3.1           Payment of Vested Account. The Company shall pay the value of the Participant’s Account by the issuance of an equal number of shares of Class A common stock of Utz Brands, Inc. in one lump sum payment on the Payment Date. All payments shall be made in the form of Class A common stock of Utz Brands, Inc. In addition to payment of the value of the Participant’s Account (the “Account Value”), the Company shall pay the Participant on the Payment Date an additional amount, either in the form of cash or additional shares of Class A common stock, as elected by the Company, as a tax “gross-up” (the “Gross-Up Payment”) such that the amount that the Participant retains after receipt of the Account Value and the Gross-Up Payment and payment of all local, state and federal taxes owed with respect to the receipt thereof (taking into account income and payroll taxes) is equal to the amount that the Participant would retain if the Participant receives the Account Value (but not the Gross-Up Payment) and the receipt of the Account Value is treated as long-term capital gain for income tax purposes. For purposes of the preceding calculation, the Participant shall be presumed to be subject to income tax at the highest marginal income tax bracket to which individuals are subject.

3.2           Payment Delay. Notwithstanding Section 3.1, to the extent permitted by Section 409A of the Code, payments will be delayed if making the payment on the Payment Date would jeopardize the ability of the Company to continue as a going concern. If payment is delayed, payment will be made during the first taxable year in which making the payment would not so jeopardize the Company, together with simple interest computed on the deferred amount at the applicable LIBOR rate of interest (or successor rate of interest if LIBOR is no longer reported) set forth in The Wall Street Journal plus five percent for the period of time from the date of the Distribution Event until the date of actual payment.

4.             Payment of Taxes. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the payment of the Participant’s Account, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation relating to the payment of the Participant’s Account by any of the following means, or by a combination of such means, to the extent permitted by applicable laws:

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(a)           tendering to the Company a certified or official bank check or a wire transfer;

(b)          authorizing the Company to withhold shares of Class A common stock from the shares of Class A common stock otherwise issuable to the Participant as a result of the payment of the Participant’s Account; or

(c)           delivery of properly executed irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Company the amount of proceeds required to satisfy the tax withholding obligations.

5.             Restrictive Covenants.

5.1           Non-Disclosure of Confidential Information.

(a)             The term “Confidential Information,” as used in this Agreement, shall mean all confidential and proprietary technical, business and financial information relating to the respective businesses of the Company and any of its affiliates (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by the Participant from third parties in connection with the Participant’s employment by any of the Companies subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include any information that is in the public domain other than as a result of breach by the Participant of this Agreement.

(b)             The Participant acknowledges and agrees that all Confidential Information known or obtained by the Participant, whether before or after the date hereof and regardless of whether the Participant participated in the discovery or development of such Confidential Information, is the property of one of the Companies. Except as expressly authorized in writing by the Company or as necessary to perform the Participant’s services while an employee of the Companies, the Participant agrees that the Participant will not, during or after the Participant’s employment with the Company or any affiliate of the Company, for any reason, directly or indirectly, duplicate, use, misappropriate, exploit, remove, copy or disclose to any person Confidential Information, unless such information is required to be produced by the Participant under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, the Participant shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

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5.2          Noncompetition; Nonsolicitation; Nondisparagement. As an inducement for the Company to enter into this Agreement and provide the potential benefits to the Participant available under this Agreement, the Participant agrees that:

(a)             During the entire period of the Participant’s employment with any of the Companies and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, the Participant shall not, directly or indirectly, for the Participant’s own account, or on behalf of, or together with, any other person (other than on behalf of the Companies) anywhere in any state of the United States or the District of Columbia:

(i)              own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit the Participant’s name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 5.2(a)(i) for the Participant to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(ii)             contact, solicit, induce or attempt to induce any person who is or was, within the one-year period prior to termination of the Participant’s employment with any of the Companies, a customer, supplier or agent of any of the Companies or with which any of the Companies or the Participant had contact during the Participant’s employment with any of the Companies, to terminate their relationship with any of the Companies, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between any of the Companies and such customers, suppliers or agents; or

(iii)            hire any person who is or was, within the one-year period prior to termination of the Participant’s employment with any of the Companies, an employee of any of the Companies; or contact, solicit, induce or attempt to induce any employee who is an employee of any of the Companies for the purpose of seeking to have such employee terminate his or her employment with any of the Companies.

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(b)             The Participant will not, at any time during the entire period of the Participant’s employment with any of the Companies and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, intentionally disparage any of the Companies or any of their respective directors, officers, managers, owners or employees.

5.3           Extension of Restrictions. To the fullest extent permitted by law, in the event of a breach by the Participant of any covenant set forth in Section 5.2, the term of such covenant will be extended by the period of the duration of such breach.

5.4           Acknowledgments by the Participant. The Participant acknowledges and agrees that: (a) the Participant has occupied or will occupy a position of trust and confidence with the Companies and has or will become familiar with Confidential Information; (b) the Confidential Information is of great value to the Companies; (c) the Company has required that the Participant make the covenants set forth in Section 5.1 and Section 5.2 as a condition to the execution by the Company of this Agreement; (d) the provisions of Section 5.1 and Section 5.2 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Companies; (e) the scope of the business of the Companies is independent of location (such that it is not practical to limit the restrictions contained in Section 5.2 to a specified county, city or part thereof); (f) the Companies would be irreparably damaged if the Participant were to breach the covenants set forth in Section 5.1 and Section 5.2; and (g) the potential benefits to the Participant available under this Agreement are sufficient to compensate the Participant fully and adequately for agreeing to the terms and restrictions of this Agreement.

5.5           Specific Performance. The Participant acknowledges and agrees that irreparable injury to the Companies will result in the event the Participant breaches any covenant or agreement contained in Section 5.1 or Section 5.2 and that any remedy at law for the breach of any such covenant will be inadequate. Therefore, if the Participant engages in any act in violation of any of the provisions of Section 5.1 or Section 5.2, the Participant agrees that the Companies shall be entitled, in addition to such other remedies and damages as may be available to them at law or under this Agreement, to temporary and permanent injunctive relief, without the necessity of proving actual damages, and without the necessity of posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such breach, which rights shall be cumulative and in addition to any other rights or remedies to which the Companies may be entitled. If the Participant violates Section 5.1 or Section 5.2, the Participant shall be liable to the Companies for any attorneys’ fees it incurs to enforce this Agreement, in addition to any other remedies that the Companies may have.

5.6           Assignment. Neither party may assign its rights or obligations under this Agreement except that the Participant agrees that the Company shall have the right to assign its rights under this Agreement to any one or more of its affiliates, to any entity that acquires a substantial part of the assets of the Company or one or more of its affiliates or to a successor by merger, consolidation or other corporate restructuring. The obligations of the Participant may not be delegated or assigned. Any attempted assignment in violation of this Section 5.6 shall be null and void.

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5.7           Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.2(a) is invalid or unenforceable, the parties agree that this Agreement shall be automatically modified to reduce the scope, duration, or area of the term or provision to its maximum allowable extent, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If any of the covenants set forth in Section 5.1 or Section 5.2 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Participant.

6.             Right of the Companies to Terminate Services. Nothing in this Agreement confers upon the Participant the right to continue in the employ or service of the Companies, or interfere in any way with the rights of the Companies to terminate the Participant’s employment or service relationship at any time.

7.             Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement, whether by an action to enforce specific performance or for damages for its breach or otherwise.

8.             No Liability for Good Faith Determinations. The Company and the members of the Committee or the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Award granted hereunder.

9.             No Guarantee of Interests. The Board and the Company do not guarantee the Account from loss or depreciation.

10.           Information Confidential. As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. The Company may disclose information regarding the Award as the Company deems necessary and proper.

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11.           Successors. This Agreement shall be binding upon the Participant, the Participant’s legal representatives, heirs, legatees, and distributees, and upon the Company, its successors, and assigns.

12.           Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

13.           Headings; Recitals. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof. The recitals set forth above hereby are incorporated by reference and made a part hereof as if fully rewritten herein.

14.           Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent preempted by federal law.

15.           Arbitration. Except as provided in Section 5 (relating to enforcement of restrictive covenants), any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association in Hanover, Pennsylvania (or such other location mutually agreed by the parties) and shall be conducted consistent with the rules, regulations, and requirements of the courts situated therein as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

16.           Amendment and Termination. This Agreement may be amended or terminated by the Company at any time; provided, that, no amendment or termination that adversely affects the Participant’s rights with respect to the value of the Participant’s Account shall be made without the Participant’s consent. No payment of benefits shall be made upon termination of the Plan unless the requirements of Section 409A of the Code have been met.

17.           No Waiver. The Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement.

18.           Section 409A. The Company intends that the Plan and this Agreement comply with the requirements of Section 409A of the Code to the extent applicable and they shall be operated and interpreted consistent with that intent.

19.           Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

20.           Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

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21.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22.           Acknowledgement; Release. The Participant acknowledges and agrees that: (a) the Participant is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Restricted Stock Units or value of the Account; (b) the Participant is not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with the Participant’s execution of this Agreement and the Participant’s receipt, and ultimate distribution, of the Award; and (c) in deciding to enter into this Agreement, the Participant is relying on the Participant’s own judgment and the judgment of the professionals of the Participant’s choice with whom the Participant has consulted. The Participant hereby releases, acquits, and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Participant’s execution of this Agreement and the Participant’s receipt of, and ultimate distribution with respect to, the Award.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UTZ BRANDS, INC.

By:
Name:	Roger Deromedi
Title:	Chairman of the Board

PARTICIPANT

Name:	DYLAN B. LISSETTE

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Exhibit F

Form of Executive Change in Control Severance Plan

Exhibit G

PubCo’s terms of employment

In consideration of your employment with PubCo, you acknowledge that you owe a duty of loyalty to PubCo and its subsidiaries (collectively, the “Company”) at all times to act in its best interest and to safeguard and protect its trade secrets and confidential information. Intending to be legally bound, you hereby agree to the following terms (these “Terms of Employment”):

1.             Non-Disclosure of Confidential Information.

(a)             The term “Confidential Information,” as used herein, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by you from third parties in connection with your employment by the Company subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of your violation of the Terms of Employment; (b) is or becomes generally available within the relevant business or industry other than as a result of your violation of the Terms of Employment; or (c) is or becomes available to you on a non-confidential basis from a source other than the Company, which source is not known by you, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.

(b)             You acknowledge and agree that all Confidential Information known or obtained by you, whether before or after the Start Date and regardless of whether you participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by Pubco or as necessary to perform your services while an employee of the Company, you agree that you will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (“Person”) Confidential Information, unless such information is required to be produced by you under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, you shall promptly notify Pubco and shall provide Pubco with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

2.             Whistleblower Protection. Nothing in these Terms of Employment is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in these Terms of Employment shall prohibit you from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that you use your reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) request that such agency or entity treat such information as confidential. You do not need the prior authorization from the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. In addition, you have the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

3.             Restrictive Covenants. You agree that during your employment, you will have access to Confidential Information. Such access and knowledge would put the Company at an unfair competitive disadvantage were you to use it on behalf of another person or entity. Therefore, during your employment with the Company and for a period of two (2) years following the termination of your employment with the Company, you agree that you shall not, directly or indirectly, for your own account, or on behalf of, or together with, any other Person (other than on behalf of the Company) anywhere in any state of the United States or the District of Columbia:

(a)             own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit your name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 3(a) of these Terms of Employment for you to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(b)             contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to the termination of your employment with the Company, a customer, supplier or agent of the Company or with which the Company or you had contact during your employment with the Company, to terminate their relationship with the Company, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or

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(c)             hire any Person who is or was, within the one-year period prior to termination of your employment with the Company, an employee of the Company; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of your employment with the Company, an employee of the Company for the purpose of seeking to have such employee terminate his or her employment with the Company.

(d)             You will not, at any time, make any statement that is intended to disparage: (i) the Company or any of its businesses, products, services, directors or officers or (ii) Michael Rice, the spouse and lineal descendants (whether natural or adopted) of Michael Rice or any spouse of any lineal descendants of Michael Rice.

(e)             In the event of a breach or threatened breach of this Section 3 of these Terms of Employment, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorney’s fees. If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

4.             Employee Invention Assignment.

(a)             You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any of the Company’s resources and/or within the scope of your duties to the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by you, solely or jointly with others, during your employment by the Company; or (ii) suggested by any work that you perform in connection with the Company, either while performing your duties to the Company or on your own time, will belong exclusively to the Company (or its designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records are the sole and exclusive property of the Company, and you will surrender them upon termination of your employment, or upon the Company’s request. You irrevocably convey, transfer and assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to your employment by the Company, together with the right to file, in your name or in the name of the Company (or their designees), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to employment by the Company, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to you from the Company. You will also execute assignments to the Company (or its designees) of the Applications, and give the Company and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit.

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(b)             In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and you agree that the Company is the sole owner of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, you hereby irrevocably convey, transfer and assign to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions. To the extent that you have any rights in the results and proceeds of your service to the Company that cannot be assigned in the manner described herein, you agree to unconditionally waive the enforcement of such rights. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

5.             Return of Company Property and Company Information. You agree to return, promptly following the termination of your employment with the Company, or earlier if directed by the Company, any and all of Company’s property in your possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in your possession (including on any personal computer).

6.             Acknowledgments. You acknowledge and agree that: (a) you will occupy a position of trust and confidence with the Company and become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and immeasurable value to the Company; (c) Pubco has required that you make the covenants set forth in Sections 1 through 5 of these Terms of Employment as a condition to the execution by Pubco of the Offer Letter; (d) the provisions of Sections 1 through 5 of these Terms of Employment are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent you from obtaining other suitable employment during the period in which you are bound by such provisions; (e) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in Sections 1 through 5 of these Terms of Employment to a specified county, city or part thereof); (f) the Company would be irreparably damaged if you were to breach the covenants set forth in Sections 1 through 5 of these Terms of Employment; and (g) the potential benefits to you available under the Offer Letter are sufficient to compensate you fully and adequately for agreeing to the terms and restrictions in these Terms of Employment.

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7.             Governing Law, Jurisdiction and Costs. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from these Terms of Employment (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of these Terms of Employment, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. You hereby agree to submit to personal jurisdiction of said courts, and waive any right to challenge venue or claim that it is an inconvenient forum. You will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by you of any covenants contained in these Terms of Employment if (i) you challenge the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

8.             Severability. If any term, provision or paragraph of these Terms of Employment is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of these Terms of Employment, which shall continue to be given full force and effect.

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